Exhibit 21.1

Subsidiaries of Fusion Telecommunications International, Inc. – as of March 15, 2018

Fusion Global Services, LLC

Fusion NBS Acquisition Corp.

Network Billing Systems, LLC

Fidelity Telecom, LLC*

Apptix, Inc.*

Fidelity Access Networks, Inc.*

Fidelity Access Networks, LLC*

Fidelity Connect, LLC*

Fidelity Voice Services, LLC*

PingTone Communications, Inc.*

Fusion BVX LLC*

* On or prior to March 31, 2018, each of these subsidiaries are being merged with and into Network Billing Systems, LLC, with Network Billing Systems, LLC being the survivor of each such merger.